Exhibit 10.2
2
Espone cKa 1,1Hsecn11,1MOHHa 6aHKa Evropska investicni banka
Den Europ.eiske lnvesteringsbank Europaische lnvestitionsbank Euroopa lnvesteerimispank Eupwna'iKti TpcinE(a EnEv6ucn:wv European Investment Bank
Banco Europeo de lnversiones
Banque europeenne d'investissement An Banc Eorpach lnfheistiochta Europska investicijska banka
Banca europea per gli investimenti
Eiropas lnvesticiju banka Europos investicij4 bankas Eur6pai Beruhazasi Bank
Bank Ewropew tal-lnvestiment Europese lnvesteringsbank Europejski Bank lnwestycyjny Banco Europeu de lnvestimento Banca Europeana de lnvestitii Eur6pska investicna banka Evropska investicijska banka Euroopan investointipankki Europeiska investeringsbanken
Espone cKa 1,1Hsecn11,1MOHHa 6aHKa Evropska investicni banka
Den Europ.eiske lnvesteringsbank Europaische lnvestitionsbank Euroopa lnvesteerimispank Eupwna'iKti TpcinE(a EnEv6ucn:wv European Investment Bank
Banco Europeo de lnversiones
Banque europeenne d'investissement An Banc Eorpach lnfheistiochta Europska investicijska banka
Banca europea per gli investimenti
Eiropas lnvesticiju banka Europos investicij4 bankas Eur6pai Beruhazasi Bank
Bank Ewropew tal-lnvestiment Europese lnvesteringsbank Europejski Bank lnwestycyjny Banco Europeu de lnvestimento Banca Europeana de lnvestitii Eur6pska investicna banka Evropska investicijska banka Euroopan investointipankki Europeiska investeringsbanken

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LivaNova PLC, Italian Branch
Via Benigno Crespi, 17 I - 20159 Milano

To the attention of: Maurizio Borelli, Director Treasury

Sorin CRM S.A.S.
4 Avenue Reaumur
F - 92140 Clamart Cdx

To the attention of: Marc Foucault, Finance Manager

Sorin Group Italia S.r.l.
Via Benigno Crespi, 17 I - 20159 Milano
To the attention of" Maurizio Borelli, Director Treasury    EXP BE- EIB C000539 17:APR 1 8

Luxembourg, 17 April 2018	JUOPS/SEE/AIA/amc no. 2018-0781 EIB - Corporate Use

Subject:    LIVANOVA R&D
(Fl 86.677 - SERAPIS 2016-0607)
Finance Contract entered into by and between the European Investment Bank, LivaNova PLC, Sorin CRM S.A.S. and Sorin Group Italia S.r.l. on 29 June 2017 (the "Finance Contract 86.677")

GRUPPO SORIN R&D
(Fl 83.445 - SERAPIS 2013-0335)
Finance Contract entered into by and between the European Investment Bank, LivaNova PLC, Sorin CRM S.A.S. and Sorin Group Italia S.r.l. on 6 May 2014 as amended and restated on 2 October 2015 (the "Finance Contract 83.445")

the Finance Contract 86.677 and the Finance Contract 83.445 collectively referred to as the "Finance Contracts"

Amendment No. 1 to the Finance Contract 86.677
Amendment No. 2 to the Finance Contract 83.445
Waiver of Articles 4.03A(3), 6.05 and 6.06 of the Finance Contracts

Dear Sirs,

reference is made to:

(i)	the Finance Contracts as defined above;

(ii)
the letter dated 22 November 2017 from LivaNova PLC, by which the Bank was informed about the ongoing negotiation for the sale of the French subsidiary Sorin CRM SAS. to MicroPort, a Chinese leading medical device company (the "Sale"); and

(iii)	the recent information received by LivaNova PLC that the Sale will be effective on 30 April 2018 (the "Event").

1	INTERPRETATION

Unless otherwise defined, capitalised terms used in this letter have the same meaning attributed to them in the Finance Contracts. References to Articles are references to Articles in the Finance Contracts.

In this letter:

"Effective Date" means the date on which the Bank confirms to LivaNova PLC, Sorin CRM S.A.S. and Sorin Group Italia S.r.l. in writing (including by electronic mail or other electronic means) that the Bank has received in a form and substance satisfactory to it (i) two (2) originals of this letter duly countersigned on behalf of LivaNova PLC, Sorin CRM S.A.S. and Sorin Group Italia S.r.l., together with a certified copy of the relevant authority of signatories, unless otherwise already provided, and copy of any other authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable (if it has notified LivaNova PLC, Sorin CRM S.A.S. and Sorin Group Italia S.r.l. accordingly) in connection with the entry into and performance of the transaction contemplated by this letter or for the validity and enforceability of this letter; and (ii) evidence of the payment of the waiver fee set out in Paragraph 7 below.

2	AMENDMENT No. 1 TO THE FINANCE CONTRACT 86.677

With effect from the Effective Date, subject to the successful completion of the Sale, the Finance Contract 86.677 shall be amended as follows with reference to the Event:

2.1
Any references to Sorin CRM S.A.S. and to "French Subsidiary" shall be deleted wherever they appear in the text of the Finance Contract 86.677 and the definitions of "Borrowers", "Borrower" and Co-debtor under the Finance Contract 86.677 shall be amended to read as follows:

«The Parent and the Italian Subsidiary are collectively referred to herein as the "Borrowers", and each of them a "Borrower".>>; and

«"Co-debtor" means each of the Parent and the Italian Subsidiary acting as co-debtor under Article 1.11 and guarantor under Article 7.01.»

2.2	Recitals (1) to (5) of the Finance Contract 86.677 shall be amended to read as follows:

«(1) The Borrowers have stated that they are undertaking a project of research and development (R&D) of various new products and product improvements with a particular focus on i) cardiac surgery (heart valves and cardiopulmonary) and ii) cardiac rhythm management (the "Project") as more particularly described in the technical description (the "Technical Description") set out in Schedule A.1. The Project is covering the entire product development from pre-clinical studies to clinical trials and life cycle engineering. The Project will be managed by the Italian Subsidiary and implemented in France and Italy.

(2)
The total cost of the Project, as estimated by the Bank, is EUR 180,900,000.00 (one hundred eighty million nine hundred thousand euros) and the Borrowers stated that they intend to finance the Project as follows:

Source	Amount (EUR)
Credit from the Bank	90,000,000.00
Other funding sources	90,900,000.00
TOTAL	180,900,000.00

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrowers have requested from the Bank a credit of EUR 90,000,000.00 (ninety million euros).

3

(4)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrowers' request providing to them a credit in an amount of EUR 90,000,000.00 (ninety million euros) under this Finance Contract (the "Contract"), provided that the amount of the Bank's loan shall not, in any case, exceed (i) 50% (fifty per cent) of the total cost of the Project set out in Recital (2) nor (ii) when aggregated with any EU grants available for the Project, 90% (ninety per cent) of the total cost of the Project set out in Recital (2).

(5)	The Borrowers have authorised the borrowing of the sum of EUR 90,000,000.00 (ninety million euros) represented by this credit on the terms and conditions set out in this Contract.>>

2.3	Article 1.01 (Amount of Credit) shall be amended to read as follows:

<<By this Contract the Bank establishes in favour of the Borrowers, and the Borrowers accept, the credit in an amount of EUR 90,000,000.00 (ninety million euros) for the financing of the Project (the "Credit").»

2.4	Schedule A (Project Specification and Reporting) of the Finance Contract 86.677 shall be replaced by the new Schedule A as set out in the annex to the present letter.

3	AMENDMENT No. 2 TO THE FINANCE CONTRACT 83.445

With effect from the Effective Date, subject to the successful completion of the Sale, the Finance Contract
83.445 shall be amended as follows with reference to the Event.

Any references to Sorin CRM SAS. and to "French Subsidiary" shall be deleted wherever they appear in the text of the Finance Contract 83.445 and the definitions of "Borrowers", "Borrower" and Co-debtor under the Finance Contract 83.445 shall be amended to read as follows:

«The Parent and the Italian Subsidiary are collectively referred to herein as the "Borrowers", and each of them a "Borrower".>>; and

«"Co-debtor" means each of the Parent and the Italian Subsidiary acting as co-debtor under Article
1.11 and guarantor under Article 7.01.»

4	WAIVER OF ARTICLES 4.03A(3), 6.05 AND 6.06 OF THE FINANCE CONTRACTS

With effect from the Effective Date, subject to the successful completion of the Sale, the Bank hereby confirms its consent to LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. to waive its rights under Articles 4.03A(3) (Change of Control), 6.05 (Continuing Project undertakings) and 6.06 (Disposal of assets) of each of the Finance Contracts, with exclusive reference to the Event.

5	CONTINUING OBLIGATIONS

LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. acknowledge and agree that, other than as expressly set out and agreed hereby, this letter does not constitute a waiver granted by the Bank or amendment of any other term or condition of the Finance Contracts. The Bank reserves any and all contractual and legal rights it has under the Finance Contracts and the applicable law.

6	REPRESENTATIONS

By countersigning this letter:

6.1
LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. represent that all the representations and warranties which are repeated pursuant to Article 6.15 (General Representation and Warranties) of the Finance Contracts are correct in all respects (by reference to the facts and circumstances then existing) on: (i) the date of this letter; and (ii) the Effective Date.

6.2	LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. represent that no event or circumstance under Article 10.01A of the Finance Contracts has occurred and is continuing unremedied or unwaived.

6.3
LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. represent that they comply with their obligations under Article 7.03 (Pari passu) and Article 7.04 ( Clauses by inclusion) of the Finance Contracts and they undertake to promptly inform the Bank should they no longer so comply.

7	WAIVER FEE

A waiver fee of EUR 8,000 (eight thousand euros) shall be due by LivaNova PLC to the Bank in connection with the execution of this letter. This amount shall be paid within 30 days following the date of the relevant invoice sent by the Bank to LivaNova PLC, indicating the number of the Bank's invoice as reference.

The waiver fee once paid is non-refundable and non-creditable against any other fees payable to the Bank.

8	GOVERNING LAW AND JURISDICTION

8.1	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

8.2
(a) The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this letter (including a dispute regarding the existence, validity or termination of this letter or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this letter.

(b) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

9	THIRD PARTY RIGHTS

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this agreement.

If you are in agreement with the above, please have two (2) originals of this letter returned to the Bank, to the attention of Mrs. Angela lacomucci (tel. +352 4379 83466, e-mail: a.iacomucci@eib.org), initialled in each page, dated and duly signed in the name and on behalf of LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l. together with a certified copy of the relevant authority of signatories, unless otherwise already provided, by and not later than 14 May 2018. After such date, the Bank reserves the right, at its discretion, by notice to LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l., to confirm whether acceptance of this letter by the Borrowers is considered as validly given by LivaNova PLC, Sorin CRM SAS. and Sorin Group Italia S.r.l..

Yours faithfully, EUROPEAN INVESTMENT BANK
Massimo NOVO    Ferran MINGUELLA

Acknowledged and agreed for and on behalf of, LivaNova PLC
Thad HUSTON Date 20/06/2018
Maurizio BORELLI Date 26/06/2018
Piero VECCHI Date 18/06/2018

Annex to Amendment No. 1 to the Finance Contract 86.677

Schedule A

A.1. TECHNICAL DESCRIPTION

Purpose, Location

The project concerns the company's research and development (R&D) of various new products and product improvements with a particular focus on i) cardiac surgery (heart valves and cardiopulmonary), and ii) cardiac rhythm management. The project is covering the entire product development from pre-clinical studies to clinical trials and life cycle engineering.

The project will be managed from the Italian branch in Milan of LivaNova PLC and implemented on the promoter's R&D sites in France and Italy.

Description

This project concerns developments for i) cardiac surgery and ii) cardiac rhythm management. Cardiac surgery:
The R&D activities within the cardiopulmonary segment will focus on the development of new devices including disposables I accessories and life cycle management of existing flagship devices. Example projects would be major improvements of the SS heart-lung machine (HLM) to bridge the way to next generation S7 HLM, a new Extracorporeal membrane oxygenation (ECMO) line and new Neonatal and pediatric oxygenators (NINO).

For heart valves the promoter will focus on two early clinical stage transcatheter mitral valve repair {TMVR) technologies as well as on the next generation PERCEVAL sutureless valve and different tissue valves.

Cardiac rhythm management:

Within the cardiac rhythm management the promoter will focus on the development of a low cost solution for the KORA pacemaker product line, development of a full body MRI-compatible solution based on the KORA pacemaker and IMRICOR technology lead and the development of various products within the PLATINIUM platform for cardiac resynchronisation therapy (CRT) devices. The promoter intends to further exploit its SonR technology for the development of its CRT devices. This technology consists of a sensor encapsulated inside the tip of an electrostimulation lead, which is implanted in the patient and is used to optimise the delivery of cardiac resynchronisation therapy.

Calendar

The project will be implemented from January 2017 until December 2020, except for ii) cardiac rhythm management : until 30.04.2018.

A.2. Information Duties under Article 8.01(a)

1.	Dispatch of information: designation of the person responsible
The information below has to be sent to the Bank under the responsibility of:

Financial and Technical Contact
Company	LivaNova PLC
Contact person	Mr. Maurizio Borelli
Title	Director
Function I Department	Treasury, Risk Management and Credit
Address	Via Benigno Crespi 17 20159 Milan, Italy
Phone	39 02 699 697 17
Fax
Email	maurizio.borelli@livanova.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being. The Borrowers shall inform the EIB immediately in case of any change.

2.	Information on the project's implementation
The Borrowers shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document I information	Deadline	Frequency of reporting
Project Progress Report:

A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope; Update on implementation of each of the main project's components;
Update on the cost of the project, explaining reasons for any possible cost variations vs. initial budgeted cost;
A description of any major issue with impact on the environment;
Update on the relevant demand trends and evolution for LivaNova's business;
Any significant issue that has occurred and any significant risk that may affect the project's operation;
Any legal action concerning the project that may be on going.
	30 June 2018 30 June 2019 30 June 2020	Annual

3.	Information on the end of works and first year of operation

The Borrowers shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document I information	Date of delivery to the Bank
Project Completion Report, including:
-    A brief description of the technical characteristics of the project as completed, explaining the reasons for any significant change;
-    The implementation results of each of the main project's components explaining reasons for any variation and/or delay;
-    The final cost of the project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-    The number of staff employed in R&D during the implementation of the project (2017-2020) in Italy and France; with breakdown by location;
-    Update on the market trends for CS (HV and GP), CRM and NV and LivaNova's market share and competitive position;
-    The number of patent applications and the number of patents granted per year during the period 2017-2020;
-    The share of LivaNova's sales coming from products introduced in the last 5 years;
- LivaNova's ROCE in 2017, 2018, 2019 and 2020;
A description of any major issue with impact on the environment;
-    Any significant issue that has occurred and any significant risk that may affect the project's operation;
-    Any legal action concerning the project that may be on-going.
	30 May	2021
Language of reports	English